Exhibit 99.1

ACETO Corporation
4 Tri Harbor Court
Port Washington, New York 11050

“Sourcing and Supplying Quality Products Worldwide”	NEWS RELEASE

 FOR IMMEDIATE RELEASE

ACETO Appoints William C. Kennally, III to the Board of Directors

PORT WASHINGTON, N.Y., September 6, 2016 -- ACETO Corporation (Nasdaq: ACET), an international company engaged in the development, marketing, sale and distribution of Human Health products, Pharmaceutical Ingredients and Performance Chemicals, announced that it has appointed William C. Kennally, III, 61 years old, to its Board of Directors, effective September 6, 2016.

Chairman of the Board, Albert Eilender, commented, “We are pleased to welcome Bill to the ACETO board.  He has deep, multi-faceted experience in pharmaceutical sales, general management, and business leadership gained over a 37-year distinguished career.  We look forward to drawing on Bill’s vast experience and industry knowledge in the pharmaceutical arena.”

Mr. Kennally started his career in pharmaceutical sales in 1979 with The Upjohn Company which was later acquired by Pharmacia. During his career, Bill held positions of increasing responsibility within Pfizer and Pharmacia including President, Greenstone, LLC, a generic and authorized generic pharmaceuticals supplier which became a wholly-owned subsidiary of Pfizer, Inc. after Pfizer’s acquisition of Pharmacia. In 2010, Bill became Regional President North America, Global Established Products for Pfizer, and prior to his retirement in 2015 was Regional President North America Advisor, Global Established Pharma with Pfizer.

About ACETO

ACETO Corporation, incorporated in 1947 and with offices and operations in 10 countries, is engaged in the development, marketing, sale and distribution of Human Health products (finished dosage form generics and nutraceuticals), Pharmaceutical Ingredients (pharmaceutical intermediates and active pharmaceutical ingredients) and Performance Chemicals (specialty chemicals and agricultural protection products).

Investor Relations Contact:
LHA
Jody Burfening
jburfening@lhai.com

(212) 838-3777